Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No(s). 333-220993, 333-223448, 333-231507, 333-235480, 333-246083, 333-255159, 333-264203 and 333-268539 on Form S-8, and in Registration Statement No(s). 333-228562, 333-236207, 333-237737, 333-252562, 333-260267, 333-262160, 333-268863, 333-273251 and 333-275862 on Form S-3 of our independent auditor’s report dated April 1, 2024, relating to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) as at December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, as included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on April 1, 2024.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

April 1, 2024